Exhibit 10(c)

                                Bonray/MEL


                            SECURITY AGREEMENT


          THIS SECURITY AGREEMENT is executed and delivered this 31st day of March, 1995, by BONRAY DRILLING CORPORATION, an Oklahoma corporation ("Debtor"), in favor of M.E.L. OIL & GAS CORPORATION, an Oklahoma corporation ("Secured Party"), with reference to the following:

          A. Pursuant to a certain Agreement of Purchase and Sale (the "Purchase Agreement") of even date between Debtor and Secured Party, Secured Party agreed to sell certain drilling equipment to Debtor for cash and a purchase money secured loan (the "Loan").

          B. The Loan is evidenced by a promissory note of Debtor of even date herewith, in the aggregate principal amount of $828,050 (the "Note") and is secured by certain drilling equipment.

          NOW THEREFORE, for good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Debtor and Secured Party agree as follows:

          1. Security Interest. Debtor does hereby grant, bargain, sell, and convey unto Secured Party a security interest in and to the Category One Equipment and the Category Two Equipment described on Exhibit A to the Purchase Agreement, together with all proceeds and products thereof and replacements therefor (the "Collateral").

          2. Obligations Secured. The security interest created hereby is given to secure the due, punctual, and complete performance by Debtor of all of Debtor's obligations under the Note and hereunder.

          3. Sale or Encumbrance. Except as consented to in writing by the Secured Party, Debtor shall neither (a) create or permit the existence of any lien, encumbrance, or security interest of any kind on any of the Col-lateral, nor (b) sell, transfer, lease, or otherwise dispose of the Collateral.

          4. Insurance. Debtor shall continuously maintain insurance on the Collateral consistent with Debtor's existing policies on its other drilling equipment with loss payable clause in favor of Secured Party.

          5. Representations and Warranties. Debtor represents and warrants to Secured Party as follows:

               5.1 Debtor's Place of Business. Debtor's principal place of business and the location of its chief executive office (and the place where all books and records relating to the Collateral are maintained) is set forth below the signature of the Debtor at the end of this Security Agreement.
The Debtor will not change the principal place of business, its name, or the place where its books and records relating to the Collateral are maintained without at least 10 days prior written notice to Secured Party.

               5.2 Financing Statements. Debtor shall execute and deliver to Secured Party such financing statements, continuation statements, certifi-cates, and other documents or instruments as Secured Party shall require to en-able Secured Party to perfect or from time to time renew the security interest created hereby including, without limitation, such financing statements, certificates, and other documents as Secured Party shall require to perfect the security interest created hereby in the Collateral or in any replacements or proceeds of the Collateral.

               5.3 Location of Collateral. Debtor shall not permit any of the Collateral to be removed from the State of Oklahoma without the prior written consent of Secured Party; provided, however, Debtor may move the Col-lateral to the Texas panhandle for a period not exceeding six months.

          6. Waiver. No waiver or modification by Secured Party of any of the terms and conditions hereof shall be effective unless reduced to writing and signed by Secured Party. No waiver or indulgence by Secured Party as to any required performance by Debtor hereunder shall constitute a waiver as to any subsequent required performance or any other obligation of Debtor hereunder.

          7. Performance by Secured Party. If Debtor at any time fails to perform any obligation for which it is obligated hereunder, including, without limitation, any payment of taxes, insurance premiums, or other sums of money required to be paid hereunder, Secured Party may, but shall be under no obli-gation to do so, pay such amount as is required to be paid, in which event Secured Party shall be immediately reimbursed therefore by Debtor. Such amounts paid by Secured Party shall be deemed a portion of the indebtedness secured hereby, and such items shall bear interest from the date incurred by Secured Party until paid by Debtor at the rate specified in the Notes for interest accruing after an Event of Default. The accrual of interest hereunder shall not prejudice any other remedies that may be available to Secured Party hereunder.

          8. Default. Debtor shall be in default hereunder in the event Debtor is in default under the Note or if Debtor fails to perform any obliga-tion required to be performed hereunder. The occurrence of any such events shall herein be referred to as an "Event of Default."

          9. Remedies. If an Event of Default occurs, Secured Party shall have all remedies available under law. Without limitation of the foregoing, at the request of Secured Party, Debtor shall assemble the Collateral and make it available to Secured Party at a place designated by Secured Party reasonably convenient to both parties. Debtor acknowledges that a period of ten days from the time the notice is sent shall be a reasonable period for notifica-tion of any sale or other disposition of Collateral by or for the Secured Party. Debtor shall pay, on demand, all expenses reasonably incurred by Secured Party in protecting, preserving, storing, and selling the Collateral. If this Security Agreement or any obligation secured by it is referred to an attorney for protecting, defending, or enforcing the provisions thereof, Debtor shall pay attorneys' fees, expenses of title search, and all court costs and costs of public officials and all costs (including, but not limited to, attorneys' fees and expenses) incurred by Secured Party in the taking posses-sion of, preservation, maintenance, and sale of the Collateral, which amounts shall be deemed a portion of the indebtedness secured hereby. Any and all such items shall bear interest from the date incurred by Secured Party until repaid by Debtor at the rate specified in the Notes for interest accruing after an Event of Default.

          10. Notices. All notices, requests, demands, instructions, and other communications called for hereunder or contemplated hereby shall be given in the manner and to the addresses set forth in the Purchase Agreement.

          11. Whole Agreement; No Oral Modification. This Agreement may not be modified except by an instrument in writing signed by the parties hereto.

          12. Remedies Cumulative. The various rights, powers, elections, and remedies of the parties hereto shall be considered as cumulative and no one of them is exclusive of the others or exclusive of any right or remedy allowed by law, and no right shall be exhausted by being exercised on one or more occasions.

          13. Benefit of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns.

          14. Section Headings. The section headings in this Agreement are for convenient reference only and shall not in any way affect the meaning or interpretation of this Agreement.

          EXECUTED AND DELIVERED the day and year first written above.

                                     BONRAY DRILLING CORPORATION

                                     By  /s/ Richard G. Hefner
                                        ----------------------------
                                        Richard B. Hefner, President

                                                               "Debtor"

                                          Address:

                                          4701 N.E. 23rd Street
                                          Oklahoma City, Oklahoma 73140